Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-248474) on Form S-1, the Registration Statement (No. 333-234128) on Form S-8, and the Registration Statement on Form S-3 (No. 333-250099) of Frequency Therapeutics, Inc. of our report dated March 15, 2022, relating to the consolidated financial statements of Frequency Therapeutics, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of Frequency Therapeutics, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

March 15, 2022